  As filed with the Securities and Exchange Commission on September 14, 1998


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  FORM 8-K/A


 Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

        Date of Report (Date of earliest event reported):  July 1, 1998


                     Global Industrial Technologies, Inc.
            (Exact name of registrant as specified in its charter)




          Delaware                      1-11160                 75-2617871
          --------                      -------                 ----------
(State or other jurisdiction          (Commission            (I.R.S. Employer
     of incorporation)                File Number)          Identification No.)



        2121 San Jacinto Street, Suite 2500, Dallas, Texas        75201
        --------------------------------------------------        -----
            (Address of principal executive offices)            (Zip Code)



                                (214) 953-4500
             (Registrant's telephone number, including area code)


                                                                         2 of 13

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    Global Industrial Technologies, Inc.



September 14, 1998                  By
                                       -------------------------------------
                                    Donna A. Reeves
                                    Vice President--Controller
                                    (Authorized Officer and Chief Accounting
                                    Officer)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Business Acquired.  Not applicable
(b)  Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed consolidated financial information is filed with this report:

Unaudited Pro Forma Condensed Consolidated
  Balance Sheet as at April 30, 1998                                  Page F-1
Unaudited Pro Forma Condensed Consolidated
 Statements of Operations:

  Six Months Ended April 30, 1998                                     Page F-2
  Year Ended October 31, 1997                                         Page F-3


As discussed in its filing on Form 8-K, filed with the Securities and Exchange Commission on July 9, 1998, Global Industrial Technologies, Inc. and its wholly owned subsidiary, BGN Acquisition Corp. (collectively referred to herein as the "Company") acquired all of the outstanding shares of common stock of A.P. Green Industries, Inc. ("Green") effective as of July 1, 1998. The purchase was effected through a public tender offer for Green's outstanding common stock at an offering price of $22.00 per share and resulted in a total cash purchase price of approximately $202 million. The total cash purchase price includes approximately $24 million in other direct transaction costs such as severance and other change-in-control benefits, and accounting, legal and investment banking fees. The purchase price was funded through cash on hand, the issuance of unsecured senior notes (discussed in Note 2 below), and unused lines of credit. The Company has accounted for the acquisition as a purchase and, accordingly, the results of operations of Green will be consolidated with those of the Company prospectively, beginning on July 1, 1998.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company at April 30, 1998 reflects the financial position of the Company after giving effect to the acquisition of Green, and assumes the acquisition took place on April 30, 1998. The Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on the unaudited historical statements of financial position of the Company and Green at April 30, 1998 and June 30, 1998, respectively. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended April 30, 1998 and fiscal year ended October 31, 1997 assume that the acquisition occurred on November 1, 1996, and are based on the historical results of operations of the Company for the six months ended April 30, 1998, and fiscal year ended October 31, 1997. The comparable periods of Green included herein are based on the six month period ended June 30, 1998 and fiscal year ended December 31, 1997, respectively.

The unaudited pro forma financial information is based on the historical financial statements of the Company and Green and assumptions and adjustments described in the accompanying Notes. These statements reflect the preliminary allocation of purchase price to the Company's tangible and intangible assets and liabilities. The final allocation of the purchase price, and the resulting amortization expense may differ somewhat from the preliminary estimates primarily due to the final allocation of the purchase price to the property, plants, equipment and intangible assets acquired. The unaudited pro forma condensed consolidated financial information presented herein is shown for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company, or of the financial position or results of operations of the Company that would have actually occurred had the transaction been in effect as of the date or for the periods presented.

The Company expects to incur (i) certain obligations in connection with the acquisition and (ii) certain charges to restructure and integrate the operations of the two combined companies. Such costs, as they relate to Green's operations, are reflected in the preliminary purchase price allocation in accordance with the Emerging Issues Task Force Release #95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination ," as more fully described in Note 1 to the unaudited pro forma financial information. The restructuring costs related to the operations of the Company are estimated to be approximately $13 million to $16 million, and are not reflected in the unaudited pro forma condensed consolidated statements of operations. See Note 4
"Special Charges" for more information.

The unaudited pro forma financial information has been prepared based on assumptions the Company believes are reasonable, and should be read in conjunction with the historical financial statements and related notes thereto of the Company.


(c)  Exhibits - Not applicable

                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT APRIL 30, 1998
                                     (000's)

                                     ASSETS

                                                                    Historical                               Pro forma
                                                      --------------------------------------  --------------------------------------
                                                                                                  Acquisition
                                                      Global Industrial       A.P. Green          Adjustments
                                                      Technologies, Inc.   Industries, Inc.        (Note 1)             Combined
                                                      ------------------  ------------------  ------------------   -----------------
   Cash                                               $          46,800   $           2,460   $         (14,000) a $         35,260
   Accounts and notes receivable (net)                          117,600              48,181               6,323  e          172,104
   Inventories                                                   95,300              54,319              16,554  f          166,173
   Projected insurance recovery on asbestos claims               66,800                 -                   -                66,800
   Other                                                         46,300              13,514               7,180  l           77,094
                                                                                                         10,100  j
                                                      ------------------  ------------------  ------------------   -----------------

 Total current assets                                           372,800             118,474              26,157             517,431

   Property, plant and equipment (net)                          251,300             108,715              55,457  i          405,372
                                                                                                        (10,100) j
   Goodwill (net)                                                55,000                 -                20,036  d           75,036
   Projected insurance recovery on asbestos claims               47,800             194,161                 -               241,961
   Other                                                         83,900              18,141              14,774  g          116,881
                                                                                                             66  l
                                                      ------------------  ------------------  ------------------   -----------------

 Total assets                                         $         810,800   $         439,491   $         106,390    $      1,356,681
                                                      ==================  ==================  ==================   =================


                                               LIABILITIES AND SHAREHOLDERS' EQUITY

    Asbestos claims                                   $          55,100   $             -                   -      $         55,100
    Other current liabilities                                   151,500              45,477              18,196  c          221,463
                                                                                                          6,290  l
                                                      ------------------  ------------------  ------------------   -----------------

 Total current liabilities                                      206,600              45,477              24,486             276,563

   Long-term notes payable                                      104,100              32,405             187,750  a          324,955
                                                                                                            700  h
   Projected asbestos claims                                     54,400             194,161                   -             248,561
   Other non-current liabilities                                 75,200              39,883             (12,235) g          136,102
                                                                                                         30,270  l
                                                                                                          2,984  k
                                                      ------------------  ------------------  ------------------   -----------------

   Total liabilities                                            440,300             311,926             233,955             986,181
                                                      ------------------  ------------------  ------------------   -----------------
 Shareholders' equity
 Common stock                                                     6,800               9,028              (9,028) b            6,800
 Capital in excess of par value                                 381,800              73,160             (73,160) b          381,800
 Retained earnings                                              115,300              66,069             (66,069) b          115,300
 Treasury stock, at cost                                        (74,600)             (9,498)              9,498  b          (74,600)
 Other                                                          (58,800)            (11,194)             11,194  b          (58,800)
                                                      ------------------  ------------------  ------------------   -----------------
   Total shareholders' equity                                   370,500             127,565            (127,565)            370,500
                                                      ------------------  ------------------  ------------------   -----------------

   Total liabilities and shareholders' equity         $         810,800   $         439,491   $         106,390    $      1,356,681
                                                      ==================  ==================  ==================   =================


    See accompanying notes to this unaudited pro forma financial information

                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED APRIL 30, 1998
                          (000's) Except per share data


                                                                       Historical                        Pro forma
                                                          -----------------------------------    ---------------------------
                                                          Global Industrial                      Acquisition
                                                          Technologies, Inc.   A.P. Green        Adjustments       Combined
                                                               (Note 3)      Industries, Inc.      (Note 2)        (Note 2)
                                                          ------------------ ----------------    -----------      ----------
 Net sales, operating revenues and other                  $         230,700  $       134,744     $      -         $  365,444

 Costs and expenses
   Cost of sales                                                    179,400          112,631           1,096  a      292,199
                                                                        -                -              (928) e
   Selling, engineering, administrative and general                  44,300           20,202             250  b       58,451
                                                                        -                -            (5,014) f
                                                                        -                -            (1,287) e
   Interest expense                                                   5,100            1,020           5,854  c       11,974
   Other (income) expense (net)                                       3,900            2,589          (3,164) d        3,325
                                                          -----------------  ---------------     -----------      ----------

 Total costs and expenses                                           232,700          136,442          (3,193)        365,949
                                                          -----------------  ---------------     -----------      ----------

 Income (loss) from continuing operations
 before income taxes                                                 (2,000)          (1,698)          3,193            (505)

   Income tax benefit (provision)                                       600              805          (1,721) g         (316)
                                                          -----------------  ---------------   -------------      ----------

 Income (loss) from continuing operations                 $          (1,400) $          (893)  $       1,472      $     (821)
                                                          =================  ===============   =============      ==========

 Basic loss from continuing operations
 per common share                                         $           (0.07)                                      $    (0.04) (h)
                                                          -----------------                                       ----------

 Weighted average number of common shares - basic                    21,940                                           21,940
                                                          -----------------                                       ----------

 Diluted loss from continuing operations
 per common share                                         $           (0.07)                                      $    (0.04) (h)
                                                          -----------------                                       ----------

 Weighted average number of common shares - diluted                  21,940                                           21,940
                                                          -----------------                                       ----------


    See accompanying notes to this unaudited pro forma financial information

                   PRO FORMA FINANCIAL INFORMATION (UNAUDITED)
                      GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED OCTOBER 31, 1997
                          (000's) Except per share data

                                                                           Historical                       Pro forma
                                                             ----------------------------------- --------------------------------
                                                             Global Industrial
                                                             Technologies, Inc.    A.P. Green      Adjustments        Combined
                                                                (Notes 3, 4)    Industries, Inc.    (Note 2)          (Note 2)
                                                             ------------------ ---------------- ---------------  ---------------
 Net sales, operating revenues and other                     $         489,218  $       277,907  $          -     $       767,125

 Costs and expenses
   Cost of sales                                                       367,049          227,851           1,593  a        595,099
                                                                           -                -            (1,394) e
   Selling, engineering, administrative and general                     93,136           37,445             501  b        117,054
                                                                                                        (10,027) f
                                                                           -                -            (4,001) e
   Interest expense                                                     10,100            2,339          11,676  c         24,115
   Special charges                                                      43,500              -                              43,500
   Other (income) expense (net)                                          1,863           (1,739)                              124
                                                             ------------------  --------------- ---------------  ----------------

 Total costs and expenses                                              515,648          265,896          (1,652)          779,892
                                                             ------------------  --------------- ---------------  ----------------

 Income (loss) from continuing operations
 before income taxes                                                   (26,430)          12,011           1,652           (12,767)

   Income tax benefit (provision)                                       10,600           (3,943)           (818) g          5,839
                                                             ------------------  --------------- ---------------  ----------------

 Income (loss) from continuing operations                    $         (15,830)  $        8,068  $          834   $        (6,928)
                                                             ==================  =============== ===============  ================


 Basic loss from continuing operations
 per common share                                            $           (0.71)                                   $         (0.31) h
                                                             ------------------                                   ----------------

 Weighted average number of common shares - basic                       22,448                                             22,448
                                                             ------------------                                   ----------------

 Diluted loss from continuing operations
 per common share                                            $           (0.71)                                   $         (0.31) h
                                                             ------------------                                   ----------------

 Weighted average number of common shares - diluted                     22,448                                             22,448
                                                             ------------------                                   ----------------


    See accompanying notes to this unaudited pro forma financial information

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


NOTE 1 -- The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the acquisition of Green by the Company for an aggregate cash purchase price of approximately $202 million as if the purchase had taken place on April 30, 1998. Pro forma adjustments are made to reflect the preliminary allocation of purchase price as follows:

a. Adjustment represents the payment of cash, issuance of unsecured senior notes and increase in amounts outstanding under existing credit facilities necessary to effect the transaction on July 1, 1998. See Note 2. c. for discussion on incremental borrowings following the Company's sale of Industrial Tool.

b. Adjustment represents the elimination of Green's historical shareholders' equity accounts.

c. Adjustment represents the Company's estimate of direct expenditures to be incurred in connection with the consolidation and integration of certain corporate functions and Green's manufacturing facilities. Such costs include severance, other employee termination payments and other costs directly associated with the consolidation and integration activities, and has been established in accordance with the provisions of the Emerging Issues Task Force Release #95-3 (EITF 95-3), "Recognition of Liabilities in Connection with a Purchase Business Combination." Management's consolidation and integration plans include the elimination of certain historical expenses of Green and the Company, particularly salary, benefit and various other associated direct overhead costs related primarily to the executive, legal, accounting, tax, engineering, sales and marketing functions. Management expects these actions to enable the Company to achieve certain economies of scale in these areas, resulting in future cost savings. The reserve discussed herein includes such costs as severance, employee relocation and other incremental, non-recurring charges to close down the facilities, but does not include those expenditures expected to result from reductions of the Company's own workforce and closing of duplicate facilities, as more fully described in NOTE 4 "Special Charges."

d. Adjustment represents the recognition of the excess of acquisition cost over the fair market value of net assets acquired (goodwill), and will be amortized over a period of 40 years.

e. Adjustment reflects the reclassification of the note receivable from Green's Employee Stock Ownership Trust (the "Plan") from shareholder's equity to current notes receivable. This note represents a receivable from the Plan, which stems from its original purchase of Green common stock. The Plan sold both its allocated and remaining unallocated shares of Green common stock to the Company in connection with the Company's tender offer of $22.00 per share. As of July 1, 1998, however, the Plan had not yet repaid its note to the Company, hence requiring its reclassification to current assets. The balance due was fully repaid in August 1998.

f. Adjustment represents the write-up of work-in-progress and finished goods inventory to fair market value in accordance with Accounting Principles Board Opinion #16 (APB 16) "Business Combinations," including the elimination of Green's historical LIFO reserve. Inventory is reflected in the historical financial statements of Green at cost, as determined using the last-in-first-out (LIFO) method of inventory valuation, which is the same method as that historically used by the Company's refractory operations. For financial reporting purposes, this "stepped-up" value of inventory will become the Company's new base-year cost and will not effect cost of goods sold in the future unless these inventory levels are reduced.

g. Adjustment represents the recognition of assets at fair market value related to Green's defined benefit pension plans. Pursuant to purchase accounting standards, the Company recorded the excess of fair market value of total plan assets over the total projected benefit obligation ("PBO") at the date of acquisition, as a non-current asset. The PBO of Green's defined benefit pension

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


     plans represents the actuarial present value, as obtained from an independent actuarial firm, as of July 1, 1998, of the total cost of all employees' vested and non-vested pension benefits that have been attributed by the pension benefit formula (as defined in the respective plan's document) to services performed by employees to that date.

h. Adjustment represents the write-up of assumed long-term notes payable to estimated fair market value at the acquisition date.

i. Adjustment reflects the increase in accounting basis of the property, plants and equipment acquired to fair market value on the acquisition date, which is based on a preliminary valuation estimate prepared by an independent appraisor.

j. Adjustment reclassifies property, plants and equipment acquired from Green that are slated to be sold.

k. Adjustment reflects the postretirement welfare benefit liability acquired from Green at fair market value at the acquisition date, using an assumed discount rate of 6.75%, as obtained from an independent actuarial firm.

l. Adjustment reflects deferred taxes resulting from the foregoing purchase price adjustments.



NOTE 2 -- The unaudited pro forma condensed consolidated statements of operations give effect to the following pro forma adjustments necessary to reflect the acquisition of Green as if it had taken place on November 1, 1996. Historical amounts reflect the results of operations of the Company for the unaudited six-month period ended April 30, 1998 and fiscal year ended
October 31, 1997, and of Green for the unaudited six-month period and year ended June 30, 1998 and December 31, 1997, respectively. Note: Certain reclassifications were made to the historical results of operations of Green in order to conform to the Company's presentation. Pro forma adjustments are made to reflect the preliminary allocation of purchase price as follows:


a. Reflects the adjustment to depreciation expense for the effects of the increase in accounting basis of the property, plants and equipment acquired, and adjustment of remaining useful lives. The adjustment is calculated on a straight-line basis and is based on weighted average estimated useful lives remaining as follows (in years):

          Land Improvements                     6
          Buildings and Improvements           14
          Machinery and Equipment              10

     Including this adjustment, and the pro forma amortization adjustment discussed in 2.b. below, total pro forma depreciation, depletion and amortization expense as reflected in the accompanying unaudited pro forma condensed consolidated statments of operations is approximately $19 million and $37 million for the six month period ended April 30, 1998 and year ended December 31, 1997, respectively.

b. Adjustment reflects the amortization of goodwill from the Green acquisition on a straight-line basis over 40 years.

c. Adjustment reflects the annual interest charges on borrowings incurred in connection with the acquisition. In order to effect the transaction, the Company issued $75 million in unsecured senior notes to institutional investors bearing interest at a rate of 6.83% per annum payable semi-annually, with the entire principle balance due on June 30, 2008 ("Unsecured Notes"). Additionally, the Company increased its indebtedness under existing credit facilities by approximately $113 million to finance the acquisition. Pro forma interest expense on the credit facilities has been computed at 6.25%, which was the rate in effect at the time of acquisition. The Company's credit facilities bear interest at floating market rates and, accordingly, a 1/8% change in the effective interest rate would result in a $70,000 and $141,000 increase or decrease in the related pro forma interest expense (assuming no reductions in principal) for the six and twelve month periods ended April 30, 1998 and October 31, 1997, respectively. In addition, as part of the

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     acquisition, the Company became obligated for approximately $20 million in unsecured notes of Green, which bear a fixed stated rate of interest equal to 8.55% per annum ("Green Notes"). The provisions of the underlying Green Note agreements include certain change-in-control covenants, which obligate any potential acquiror to offer to redeem the notes immediately, potentially at a premium. Shortly after July 1, 1998, the Company made an offer to redeem the Green Notes, which was accepted by the respective bondholders. In order to effect the redemption, the Company will draw additional borrowings under its existing credit facilities which, as indicated above, bear a floating rate of interest, which was approximately 6.25% at the time of the acquisition. Accordingly, the pro forma adjustment included herein includes the effect of the difference between the stated interest rate of the Green Notes (8.55%) and the redemption rate of 6.25% as a decrease to historical interest expense. A 1/8% change in the redemption rate would have, however, resulted in a $13,000 and $27,000 increase or decrease in the related interest expense for the six and twelve month periods ended April 30, 1998 and October 31, 1997, respectively. The following is a summary of the pro forma adjustments to interest expense as a result of the acquisition (in thousands):



                                         Six months ended   Year ended
                                         April 30,          October 31,
                                         1998               1997
                                         ----               ----------
 Unsecured Notes                         2,561              5,123
 Credit Facilities                       3,523              7,047
 Green Notes                             (230)              (494)
                                         ----------         ----------
Net additional interest expense          5,854              11,676
                                         -----              ------

     It should be noted that the Company used a portion of the $218 million in proceeds from the second quarter sale of Industrial Tool (see Note 3 below for more information) to repay indebtedness. In fact, during the six month period ended April 30, 1998, the Company's debt levels decreased in excess of $100 million. The unaudited pro forma condensed consolidated statements of operations included herein does not, however, include an adjustment for the reduction of historical interest expense reflecting the reduced level of borrowings, since the Company was not contractually obligated by its bank agreements to use the sale proceeds in such a way. Had such an adjustment been made, a lower level of pro forma interest expense would have been shown, since such expense would have reflected the repayment of an equal amount of debt had the Industrial Tool sale occurred on November 1, 1996, as well.

d. Adjustment reflects the elimination of certain historical expenses of Green which will not have a continuing impact on future results of operations. The majority of these costs relate to investment banking, accounting and legal fees which are directly attributable to the acquisition.

e. Amount represents the adjustment needed to reflect the net periodic pension and postretirement benefit costs of Green for the six and twelve month periods ended April 30, 1998 and October 31, 1997, respectively, based on actuarial calculations performed by independent actuaries as of July 1, 1998. Actuarial assumptions include a discount rate and expected long-term rate of return on plan assets (defined benefit pension plans) of 6.75% and 9.00%, respectively, and provide for anticipated changes in the number of employees, as a result of the acquisition. In addition, the Company has elected to grant the same level of postretirement benefits to some of the remaining Green employees as those afforded to its own. This change in benefit levels was made for the benefit of the remaining former Green employees, as opposed to being a bargained for element of the acquisition. Accordingly, pursuant to SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," any change in the liability resulting from this election will be recognized, although not as an element of the purchase price, and amortized over the estimated remaining

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


     average service period of the active participants. This adjustment is not expected to have a material impact on the results of operations or financial position of the Company, and is not reflected in the accompanying unaudited pro forma condensed consolidated statements of operations.

f. Adjustment reflects the portion of estimated recurring cost savings relating to selling, engineering, administrative and general activities resulting from management's consolidation and integration plans, which had been realized at the acquisition date or shortly thereafter. The adjustment primarily reflects the elimination of certain redundant historical expenses of Green, particularly salary, benefit and certain other associated direct overhead cost decreases due to workforce reductions; primarily executive, legal, accounting, tax, engineering, sales and marketing functions (net of increases in the Company's staff and related direct expenses). Such cost savings reflected herein do not include those expected to be realized from the consolidation and integration of Green's manufacturing facilities. The adjustment reflects only actions taken by management as of the acquisition date, or shortly thereafter, and which meet the criteria established by Regulation S-X, Article 11 of the Exchange Act of 1934. Such rules provide that each pro forma adjustment give effect to events that are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the registrant, and (iii) are factually supportable. In addition, the nature of the cost reductions reflected herein relate only to those types of expenditures for which reserves were provided in the preliminary purchase price allocation, as prescribed by the Emerging Issues Task Force Release #95-3 (EITF 95-3), "Recognition of Liabilities in Connection with a Purchase Business Combination," and discussed in Note 1.c. The cost reductions represented by the pro forma adjustment do not include other cost savings expected to be achieved by management including, but not limited to, those which are expected to result from reductions of the Company's own workforce and closing of duplicate facilities, as more fully described in NOTE 4 "Special Charges" below. It should also be noted that the staff reductions in the sales and marketing organization primarily represents excess sales force. Management does not expect to experience any material permanent decline in sales volumes or revenues as a result of these actions.

g. Adjustment represents the income tax effect of the foregoing pro forma adjustments based on the estimated combined federal and state statutory tax rates. As noted, this calculation results in a pro forma effective tax rate which is higher than the historical rates of the combining companies. This is due primarily to the fact that the goodwill resulting from the Company's acquisition of Green is not tax deductible and, pursuant to Statement of Financial Accounting Standards #109 ("SFAS 109") "Accounting for Income Taxes," deferred taxes are not recognized on non-tax deductible goodwill generated in purchase accounting.

h. Pro forma net earnings per share from continuing operations have been computed pursuant to the provisions of SFAS 128, "Earnings per Share", which requires a dual presentation of both "basic" and "diluted" earnings per share. Basic pro forma loss from continuing operations per share is calculated as the pro forma net loss from continuing operations divided by the weighted average number of common shares outstanding. Diluted pro forma loss from continuing operations per share is calculated by including the dilutive effects of potential common shares, which include the Company's stock options and deferred compensation units.

     Outstanding stock options at April 30, 1998 and October 31, 1997, representing 2,225,951 and 1,509,489 potential common shares, respectively, were excluded from the calculations performed for the six month period ended April 30, 1998 and year ended October 31, 1997, since their inclusion would be anti-dilutive due to the pro forma net loss from continuing operations incurred for the respective periods. Outstanding deferred compensation units at April 30, 1998 and October 31, 1997, representing 234,450 and 250,275 potential common shares, respectively, were excluded from the calculations performed for the six month period ended April 30, 1998 and year ended October 31,

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION


     1997, since their inclusion would be anti-dilutive due to the pro forma net loss from continuing operations incurred for the respective periods.



NOTE 3  DISCONTINUED OPERATIONS

On March 12, 1998, the Company sold its Industrial Tool segment, including the common stock of Intool, Inc. and the assets of Industrial Tool operations in Canada, Mexico, the Netherlands and Germany. Accordingly, this segment's results of operations were reclassified and reflected as a single line item (net of related income taxes) and presented below net income from continuing operations in the Company's historical financial statements for the six month period ended April 30, 1998, as filed on Form 10-Q. Likewise, the Company's results of operations for the fiscal year ended October 31, 1997 have also been reclassified and, as such, the Company's historical amounts presented in the unaudited pro forma condensed statement of operations represent operating results excluding those of the Industrial Tool segment. Sales, costs and expenses and net income generated during fiscal 1997 by the Industrial Tool segment were $113,182, $93,452 and $11,430, respectively.



NOTE 4  SPECIAL CHARGES

During fiscal 1997, the Company announced plans to divest the Marion Power Shovel Company, British Jeffery Diamond of the United Kingdom and a partnership interest in KOMDRESCO of South Africa. A special charge against earnings in 1997 of $43.5 million (pre-tax) which resulted from these divestitures is shown as part of Costs and Expenses in the Company's historical results of operations. In addition, the Company's historical results of operations for the six-month period ended April 30, 1998 reflect a $2.4 million (pre-tax) charge to earnings resulting from the closure of the processing equipment manufacturing operations in Wakefield, England. Neither of these charges have been excluded from the accompanying pro forma condensed statement of earnings since they were not incurred as a direct result of the acquisition of Green.

In addition, in connection with the acquisition, the Company expects to incur additional costs and expenses associated with the closure of certain of its facilities and workforce reductions during the third quarter of fiscal 1998. These costs stem primarily from the implementation of the Company's plans to consolidate and integrate the operations of the Company and Green and achieve certain synergies and economies of scale through the closure of duplicate facilities. The Company currently estimates these charges to total between $13 million and $16 million (pre-tax), none of which are included in the accompanying pro forma condensed statements of earnings.


FORWARD-LOOKING STATEMENTS
--------------------------

Statements the Company may publish that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the Company's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from the Company's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicality of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in the Company's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.